Exhibit 99.2

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC to Expand Scope of Solar Business with Acquisition of SunEdison

St. Peters, MO. and Beltsville, MD. – Oct. 22, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR), a leading provider of silicon wafers to the semiconductor and solar industries, has reached a definitive agreement to acquire privately held SunEdison LLC, a developer of solar power projects and North America’s largest solar energy services provider. The acquisition is expected to close by the end of 2009, subject to customary closing conditions and receipt of regulatory approvals.

The agreement calls for $200 million to be paid at closing to SunEdison security holders, which will be paid 70% in cash and 30% in MEMC stock. The agreement also includes an earn-out provision, should SunEdison meet certain performance targets in 2010, of up to an additional $89 million, consisting of cash and stock. In addition, the agreement calls for employee retention payments of $17 million in cash at closing, plus up to $34 million in stock which is subject to SunEdison meeting certain performance criteria and time vesting, the payment of certain transaction expenses and the assumption of net debt.

“This acquisition will provide a third engine of growth for MEMC,” said Ahmad Chatila, Chief Executive Officer of MEMC. “MEMC will now participate in the actual development of solar power plants and commercialization of clean energy, in addition to supplying the solar and semiconductor industries with our traditional silicon wafer products.”

SunEdison is based in Beltsville, Maryland and employs approximately 300 people worldwide. It “simplifies solar” by managing the development, financing, operation and monitoring of solar power plants for commercial customers, including many national retail outlets, government agencies, and utilities. In a typical structure SunEdison arranges third-party, non-recourse financing for the facility and the customer has no up-front capital outlay.

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With one of the strongest brands in solar, SunEdison will continue to operate with the SunEdison name, as a subsidiary of MEMC. Carlos Domenech will continue to lead SunEdison. After the acquisition is complete, he is expected to be named as Executive Vice President of MEMC and President of SunEdison, reporting to Ahmad Chatila.

“By making solar power more affordable and easy to obtain, we expect to tap into a large pent-up demand,” added Mr. Chatila. “We believe this strategy will drive revenue growth for our wafer business while producing a recurring revenue stream from solar-generated electricity. This will also allow us to directly benefit from the technological and cost advances that we are helping to create in the solar industry.”

Mr. Chatila concluded “In short, we believe MEMC and SunEdison make a powerful combination, and we are excited about having their talented employees around the world join the MEMC team.”

MEMC expects the acquisition to be accretive to earnings, subject to purchase accounting adjustments, by the second half of 2010.

Conference Call

MEMC will host a conference call today, October 22, at 5:30 p.m. ET to discuss the company’s third quarter financial results, as well as the agreement to acquire SunEdison. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET today until 11:59 p.m. ET on October 29. To access the replay, please dial(320) 365-3844 at any time during that period, using pass code 118827. A replay will also be available until 11:59 p.m. ET on October 29 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index. For more information about MEMC, please visit www.memc.com.

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About SunEdison

SunEdison is North America's largest solar energy services provider. The company finances, installs and operates distributed power plants using proven photovoltaic technologies, delivering fully managed, predictably priced solar energy services for its commercial, government and utility customers. In 2008, SunEdison delivered more kilowatt hours (kWh) of energy than any other solar services provider in North America. For more information about SunEdison, please visit www.sunedison.com

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443

Forward Looking Statements

Certain matters discussed in this news release are forward-looking statements, including that the acquisition is expected to close by the end of 2009; and that the acquisition is expected to be earnings accretive by the second half of 2010. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and include statements regarding expectations as to the completion of the merger and MEMC’s general business outlook. Potential risks and uncertainties include risks related to, among other things, obtaining SunEdison's securityholder approval and regulatory approval of the acquisition; the potential impact on the business of SunEdison due to uncertainty about the acquisition; the retention of employees of SunEdison and the ability of MEMC to successfully integrate SunEdison' market opportunities, technology, personnel and operations; uncertainties as to the timing of the merger; uncertainties as to how SunEdison securityholders will vote their units with respect to the merger; the risk that competing offers for SunEdison will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities for both MEMC and SunEdison; other business effects, including the effects of industry, economic or political conditions outside of SunEdison's or MEMC's control; transaction costs; actual or contingent liabilities; the inability to predict the future success or market acceptance of SunEdison's products and services while part of MEMC; the highly competitive and rapidly evolving markets in which both SunEdison and MEMC compete; SunEdison's limited operating history and the fluctuation of its past operating results; SunEdison’s reliance on the availability of project finance debt and equity capital and/or tax equity; and other risks described in MEMC’s filings with the Securities and Exchange Commission.

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These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements.